Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RRsat Global Communications Network Ltd.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-140936 and 333-175357) on Form S-8 of RRsat Global Communications Network Ltd. (the "Company") of our report dated March 13, 2012 with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2011, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 20-F of the Company.

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KPMG International

Tel Aviv, Israel
March 13, 2012